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                                                                   Exhibit 10.58


MARKETING SPECIALISTS
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   PARTNERING FOR MARKET LEADERSHIP

                                January 8, 2001


Mr. Gerald R. Leonard
President & CEO
Marketing Specialists Corporation
17855 N. Dallas Parkway, Suite 200
Dallas, Texas  75287

Dear Jerry:

     We have gone over the Company from top to bottom in attempt to "right the ship." The captain of the ship must do whatever he thinks is necessary to save the ship and its crew. With this in mind, I propose to alter my relationship with the Company by modifying my Employment Agreement (as defined below) as follows:

     1. Section 3 of the Employment Agreement between Marketing Specialists Sales Company, a Texas Corporation, ("Company") and Ronald D. Pedersen ("Executive") dated April 2, 1996 ("Employment Agreement") is amended as follows:

     "3. Positions and Duties. Executive shall be employed as chairman, and stationed in Dallas, Texas. Executive shall report and be responsible to the Board. Executive shall, from time to time, as requested by Company provide services and advice relating to Company matters including without limitation developing and maintaining principal, customer and employee relationships; reviewing and commenting on marketing and sales strategies and proposals; and enhancing the overall reputation and goodwill of Company. Executives obligation to provided services and advice shall be limited to such times and dates as maybe mutually agreed upon by Company and Executive."

     2. Section 4 of the Employment Agreement shall be amended as follows:

     "4. Compensation and Related Matters.

          (i) Salary, During the term of this Agreement, Company shall pay to Executive an annual base salary of $18,000.

          (ii) Bonus. At the discretion of the Compensation Committee, Executive shall be considered for a discretionary bonus based on Company's overall performance as well as Executive's individual contributions, and such bonus amount, if any, shall be paid at the same time Company pays its annual bonus to its senior executives.


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          (iv) Company will convert Bent Tree Country Club corporate membership used by Executive to a personal membership for Executive's exclusive use at its sole expense and Executive shall be responsible for the dues and other charges other than those related to Company business.

          (v) If Company and Executive mutually agree to have Executive establish a home office, Company will transfer and convey to Executive a computer (including a CPU, monitor, keyboard and printer) comparable to the computer currently used by Executive, his executive desk chair, grandfather clock in Executive's office, and the ball and claw dining room table currently used as Company's 2nd floor conference room table (when it is economically feasible for Company to do so)."

     My Employment Agreement, except to the extent modified herein shall remain in effect.

     In addition, Company will amend that certain Deferred Compensation Plan adopted January 1, 1991 by Adams, Beckman, Pedersen, Inc. d/b/a ABP/Watt, Inc., as amended, ("Deferred Compensation Agreement"), substantially in the form as the attached Exhibit "A", and will initiate payments thereunder commencing January 1, 2001. Such payments shall be subject to all withholding requirements imposed by applicable federal, state, and local law, but no contributions to any profit sharing, 401(k) plan, or other benefit or deferred compensation plan or arrangement will be made from in respect of this amount.

     If this is agreeable, please take whatever corporate action is necessary to effectuate these changes to my Employment Agreement and Deferred Compensation Agreement and sign and date below.

                                            Sincerely,


                                            Ronald D. Pedersen


     Agreed and approved this ____ day of January, 2001.

                                              MARKETING SPECIALIST SALES COMPANY

                                              By:
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                                                  Gerald R. Leonard, President